Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 13, 2024 in the Registration Statement (Form S-1) and related Prospectus of PACS Group, Inc. for the registration of its common stock.
/s/ Ernst & Young LLP
Salt Lake City, Utah
March 13, 2024